UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): October 13, 2023

PCTEL, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	000-27115	77-0364943
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

471 Brighton Drive
Bloomingdale, Illinois 60108
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(630) 372-6800

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	PCTI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 13, 2023, PCTEL, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Amphenol Corporation, a Delaware corporation (“Parent”) and Hilltop Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).

Merger

On the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.

Merger Consideration

As a result of the Merger, each share (“Share”) of the Company’s common stock (“Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than Shares held by (i) the Company, Parent, Merger Sub or any of their respective subsidiaries, and (ii) stockholders of the Company (“Company Stockholders”) who have properly exercised their dissenters’ rights under Delaware law) will automatically be converted at the Effective Time into the right to receive $7.00 in cash, without interest (the “Merger Consideration”), subject to any required tax withholding as provided in the Merger Agreement.

Closing Conditions

Consummation of the Merger is subject to certain closing conditions, including, without limitation, (i) approval of the Merger by the Company Stockholders (the “Company Stockholder Approval”) and (ii) the receipt of certain other regulatory approvals or consents.

Representations, Warranties and Covenants

The Merger Agreement contains customary representations, warranties and covenants of the Company, Parent and Merger Sub. From the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement in accordance with its terms, the Company is required to, and to cause each of its subsidiaries to, use commercially reasonable efforts to conduct its business and operations in all material respects in the ordinary course of business consistent with past practice and taking or refraining from taking certain actions without Parent’s consent, subject to certain exceptions.

Treatment of Company Options, Restricted Stock Awards, RSU Awards, Company Stock Plans and Company Stock Purchase Plan

Immediately prior to the Effective Time, and contingent upon the Merger, each outstanding option (the “Company Options”) to purchase Shares granted under the Company Stock Plans (as defined in the Merger Agreement), other than any options granted under the Company Stock Purchase Plan, will be fully vested and cancelled, in exchange for an amount in cash equal to the product of (i) the total number of Shares subject to such cancelled Company Option, multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share subject to such cancelled Company Option, without interest and less the amount of any required tax withholdings. Any Company Option with respect to which the exercise price per Share subject thereto is equal or greater than the Merger Consideration shall be cancelled in exchange for no consideration.

Immediately prior to the Effective Time, and contingent upon the Merger, (i) each outstanding award of Shares that is subject to vesting or a risk for forfeiture granted pursuant to a Company Stock Plan (each, a “Restricted Stock Award”) shall be fully vested, with each Restricted Stock Award (or portion thereof) that is subject to performance-based vesting conditions being vested at the target level, and (ii) each Share subject to a Restricted Stock Award shall be converted at the Effective Time into the right to receive the Merger Consideration, without interest and less the amount of any required tax withholdings.

Immediately prior to the Effective Time, and contingent upon the Merger, (i) each outstanding restricted stock unit award with respect to Shares granted pursuant to a Company Stock Plan (each, an “RSU Award”) shall be fully vested, with each RSU Award (or portion thereof) that is subject to performance-based vesting conditions being vested at the target level, (ii) each RSU Award shall be cancelled, and (iii) each holder of any such cancelled RSU Award shall be entitled to receive a cash payment in an amount equal to the product of (A) the number of vested restricted stock units subject to such RSU Award, multiplied by (B) the Merger Consideration, without interest and less the amount of any required tax withholdings.

As of the Effective Time, the Company Stock Plans will be terminated, and no further rights with respect to Shares of Company Common Stock or any other awards will be granted thereunder.

No further Offerings (as defined in the Company Stock Purchase Plan) will commence pursuant to the Company Stock Purchase Plan after the date of the Merger Agreement. Effective upon the consummation of the Merger, (i) any Offering that would otherwise occur on or after the Effective Time will have an Exercise Date (as defined in the Company Stock Purchase Plan) that occurs no later than one business day prior to the date on which the Effective Time occurs, and (ii) each outstanding purchase right pursuant to the Company Stock Purchase Plan will be exercised as of no later than one business day prior to the date on which the Effective Time occurs. On such exercise date, the Company will apply the funds credited as of such date pursuant to the Company Stock Purchase Plan within each participant’s account to the purchase of whole Shares in accordance with the terms of the Company Stock Purchase Plan and any money withheld from a participant’s pay pursuant to the Company Stock Purchase Plan that has not been used to purchase Shares at the end of the final Offering shall be returned to the applicable participant. Immediately prior to and effective as of the Effective Time, the Company will terminate the Company Stock Purchase Plan.

Non-Solicitation: Change of Company Recommendation

From the date of the Merger Agreement until the earlier of the Effective Time of the Merger or the valid termination of the Merger Agreement in accordance with its terms, the Company will be subject to customary “no-solicitation” restrictions requiring, among other things, and subject to certain exceptions, the Company to (and to cause each of its subsidiaries and its and their respective representatives to) (i) immediately cease any existing discussions or negotiations with any person (other than Parent, Merger Sub or any designees or representatives of Parent and Merger Sub) with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal, and (ii) not, directly or indirectly, initiate, solicit, knowingly encourage or knowingly take any action designed to facilitate any inquiry, proposal or offer that would constitute or would reasonably be expected to lead to a Competing Proposal.

Notwithstanding the foregoing, prior to the Company obtaining the Company Stockholder Approval, the Company’s Board of Directors (the “Board”) may change its recommendation to Company Stockholders regarding the Merger or terminate the Merger Agreement (i) in order to enter into an Alternative Acquisition Agreement with respect to a bona fide, written Competing Proposal received after the date of the Merger Agreement that did not result from a breach of the Company’s “no-solicitation” covenants if the Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal and that failure to take such action would be inconsistent with its fiduciary duties under applicable law, or (ii) in response to the occurrence of an Intervening Event if the Board determines in good faith, after consultation with outside legal counsel, that such Intervening Event has occurred and is continuing and that failure to take such action in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable law, but in the case of each of clauses (i) and (ii) above, only to the extent certain conditions and obligations are satisfied with respect thereto.

Financing

The Merger will be financed through cash on hand. The Merger is not subject to a financing condition.

Termination

The Merger Agreement also provides for certain termination rights for both the Company and Parent, including the right of the Company to terminate the Merger Agreement prior to receipt of Company Stockholder Approval to accept a Superior Proposal and pursuant to which the Board has authorized the Company to enter into a binding and definitive written Alternative Acquisition Agreement, subject to certain conditions and obligations including the payment of a termination fee, as described below.

In addition, and subject to certain limitations, the Merger Agreement can be terminated by either Parent or the Company if (i) the Merger is not consummated on or before March 13, 2024 (any such date, the “Outside Date”) (provided, however, that if all of the conditions to Closing other than the conditions relating to governmental consents and the absence of any order of law enjoining or prohibiting the consummation of the Merger have been satisfied as of March 13, 2024, the Outside Date shall automatically extend to June 11, 2024), (ii) the Company Stockholder Approval is not obtained following a vote of the stockholders of the Company taken thereon or (iii) any applicable governmental entity issues a final and non-appealable order permanently restraining or otherwise prohibiting the Merger.

The Merger Agreement contains certain other termination rights for both Parent and the Company.

Upon termination of the Merger Agreement under certain circumstances, the Company would be obligated to pay Parent a termination fee of $4,900,000.

The foregoing description of the Merger Agreement, the Merger and other transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. Capitalized terms used in the foregoing description and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

Other Matters

The Merger Agreement has been filed herewith to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company. The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made to and solely for the benefit of each other and may apply contractual standards of materiality that are different from materiality under applicable securities laws. The assertions embodied in such representations and warranties are qualified by information contained in the confidential disclosure letter that the Company delivered to Parent in connection with signing the Merger Agreement. Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, as such representations and warranties were only made as of the date of the Merger Agreement, are modified in important part by the underlying disclosure letter and are qualified as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 13, 2023, the Board adopted and approved, effective immediately, an amendment to the Amended and Restated Bylaws of the Company (such amendment, the “Forum Selection Amendment”) to provide that derivative actions, actions for breach of fiduciary duties, claims against the Company’s officers, directors, employees or agents and intra-corporate disputes involving the Company are litigated exclusively in the Delaware Court of Chancery, and to the extent the Delaware Court of Chancery does not have jurisdiction with respect to certain matters, the United States District Court for the District of Delaware, and that actions arising under the Securities Act of 1933, as amended, are litigated exclusively in the U.S. federal district courts.

The foregoing description of the Forum Selection Amendment does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Forum Selection Amendment, which is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 8.01. Other Events.

On October 13, 2023, the Company issued a press release announcing entry into the Merger Agreement, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of October 13, 2023, by and among PCTEL, Inc., Amphenol Corporation and Hilltop Merger Sub, Inc.*

3.1	Amendment to PCTEL, Inc.’s Amended and Restated Bylaws, dated October 13, 2023.

99.1	Press Release issued by PCTEL, Inc. on October 13, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

The Company has omitted schedules and other similar attachments to such agreement pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish a copy of such omitted documents to the SEC upon request; provided, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or documents so furnished.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company or the solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made in the United States absent registration under the Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

Additional Information Regarding the Merger and Where to Find It

This communication relates to the proposed merger involving the Company, Parent and Merger Sub, a wholly owned subsidiary of Parent, whereby Merger Sub shall be merged with and into the Company (the “proposed merger”). The proposed merger will be submitted to the stockholders of the Company for their consideration at a special meeting of the stockholders. In connection therewith, the Company intends to file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a definitive proxy statement on Schedule 14A (the “definitive proxy statement”) which will be mailed or otherwise disseminated to the Company’s stockholders when it becomes available. The Company may also file other relevant documents with the SEC regarding the proposed merger. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Stockholders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Free copies of the definitive proxy statement and any other documents filed with the SEC can also be obtained on the Company’s website at https://investor.pctel.com/ or by contacting the Company’s Investor Relations Department at PCTI@alpha-ir.com.

Certain Information Regarding Participants in the Solicitation

The Company and certain of its directors, executive officers and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 16, 2023, and amended on April 28, 2023, its definitive proxy statement on Schedule 14A for the 2023 annual meeting of stockholders, filed with the SEC on May 11, 2023, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such definitive proxy statement, and in subsequent documents filed with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement and other relevant documents filed with the SEC regarding the proposed merger, if and when they become available. Free copies of these materials may be obtained as described in the preceding paragraph.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, including statements concerning the Company’s plans, objectives, goals, beliefs, strategy and strategic objectives, future events, business conditions, results of operations, financial position, business outlook, business trends and other information may be forward-looking statements. These statements are based on current expectations of future events and may include words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “will” and “would.” If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations of the Company. Risks and uncertainties include, but are not limited to: (i) the risk that the proposed merger may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of its common stock, (ii) the failure to satisfy the conditions to the consummation of the proposed merger, including the adoption of the Merger Agreement by the stockholders of the Company, and the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (iv) the effect of the announcement or pendency of the proposed merger on the Company’s business relationships, operating results and business generally, (v) the risk that the proposed merger disrupts the Company’s current plans and operations and potential difficulties in the Company’s employee retention as a result of the proposed merger, (vi) the outcome of any legal proceedings that may be instituted against the Company related to the Merger Agreement or the proposed merger, and (vii) the risk that the proposed merger and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and to maintain relationships with customers, vendors, employees, stockholders and other business partners and on its operating results and business generally. The foregoing list of risk factors is not exhaustive. Readers are advised to carefully consider the foregoing risk factors and the other risks and uncertainties that affect the businesses of the Company described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 16, 2023, and amended on April 28, 2023, and other reports and documents filed from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Copies of these filings are available online at https://investor.pctel.com/financials/sec-filings. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. The Company does not give any assurance that it will achieve its expectations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PCTEL, INC.

Date: October 16, 2023	By:	/s/ David Neumann
Name: David Neumann
	Title:	Chief Executive Officer